N-SAR Exhibit

Strategic Global Income Fund
Inc.

File #811-6475

For Period Ending May 31, 2000



Item 77(C)

Submission of Matters to a
Vote of  Security Holders:

An annual meeting of
shareholders of the Registrant
was held on May 25, 2000.  At
the meeting, a shareholder
proposal to urge the
Registrant's board to promptly
conduct a tender offer for  at
least 20% of the Registrant's
outstanding shares at net
asset value was not approved.
Voting on this proposal was as
follows:  Shares Voted For =
3,234,434.194; Shares Voted
Against = 4,617,664.561;
Shares Voted Abstain =
536,797.514; Broker Non-Votes
= 10,033,109.  Shareholders
also elected board members and
ratified the selection of
independent auditors; however,
pursuant to Instruction 2 of
Sub-Item 77C of Form N-SAR, it
is not necessary to provide in
this exhibit details
concerning shareholder action
on these two proposals since
there were no solicitations in
opposition to the Registrant's
nominees and all of the
nominees were elected.


N-SAR Exhibit

Strategic Global Income Fund
Inc.

File #811-6475

For Period Ending May 31, 2000



Item 77(D)

The Fund may invest in other
investment companies whose
investment objectives and
policies are consistent with
those of the Fund.  In
accordance with the Investment
Company Act of 1940, as
amended, the Fund may purchase
the securities of other
investment companies if
immediately thereafter not
more than (i) 3% of the total
outstanding voting stock of
any such company is owned by
the Fund, (ii) 5% of the
Fund's total assets, taken at
market value, would be
invested in any one such
company, (iii) 10% of the
Fund's total assets, taken at
market value, would be
invested in such securities,
and (iv) the Fund, together
with other investment
companies having the same
investment adviser and
companies controlled by such
companies, owns not more than
10% of the total outstanding
stock of any one closed-end
investment company.  If the
Fund acquires shares in other
investment companies,
stockholders would bear both
their proportionate share of
expenses in the Fund
(including investment advisory
and administrative fees) and,
indirectly, the expenses of
such investment companies
(including investment advisory
and administrative fees).
Strategic Global Income Fund